SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2002

XML - GLOBAL TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	0-23391 (Commission file number)	84-1434313 (IRS Employer Identification No.)

1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia, Canada  V6J 1C7
(Address of principal executive offices)                                (Zip Code)

Registrant's telephone number, including area code: (800) 201-1848

_____________________________________________________
(Former name or former address, if changed since last report)

ITEM 2:      ACQUISITION OF ASSETS

       XML - Global Technologies, Inc. (the "Company") previously announced that it had acquired certain intellectual property rights from VertaPort, Inc., a Delaware corporation ("VertaPort") pursuant to an Asset Purchase and Sale Agreement (the "Asset Purchase Agreement").

       Under the terms of the Asset Purchase Agreement, VertaPort had agreed to deliver to the Company on or before September 30, 2002 a legal opinion verifying VertaPort's ownership of the intellectual property rights and its legal capacity to convey same to the Company free and clear of all liens and encumbrances.

        On October 1, 2002, VertaPort delivered a legal opinion. The Company has informed VertaPort that the delivered legal opinion does not conform to the requirements of the Asset Purchase Agreement; and VertaPort has indicated that it intends to rectify the matters contained in the legal opinion that the Company has identified as being unacceptable. There currently exists no agreement or understanding with respect to when VertaPort will complete the necessary undertakings required under the Asset Purchase Agreement.

ITEM 5:      OTHER EVENTS

       The Company previously disclosed the consummation of a Common Stock and Warrant Purchase Agreement with Paradigm Millennium Fund, L.P. (the "Purchase Agreement" and "Paradigm Millennium Fund," respectively).

       As previously announced, under the terms of the Purchase Agreement, Paradigm Millennium Fund was to have delivered to the Company the remaining net proceeds of $915,000 due and owing under the Purchase Agreement on or before September 30, 2002. On October 1, 2002, Paradigm Millennium Fund paid to the Company an additional $300,000 and requested a 30-day extension to deliver the remaining balance of $615,000.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
XML - GLOBAL TECHNOLOGIES, INC.
Date: October 3, 2002	By: /s/ Peter Shandro
Peter Shandro, Chief Executive Officer